Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated July 30, 2010 (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Advanced Life Sciences Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: July 30, 2010

Michael T. Flavin, Ph.D.

By:	/s/ Michael T. Flavin
Name: Michael T. Flavin, Ph.D.

John L. Flavin

By:	/s/ John L. Flavin
Name: John L. Flavin

Flavin Ventures, LLC

By:	/s/ Michael T. Flavin
Name: Michael T. Flavin, Ph.D.
Title: Manager

ALS Ventures, LLC

By: Flavin Ventures, LLC, its sole member

By:	/s/ Michael T. Flavin
Name: Michael T. Flavin, Ph.D.
Title: Manager